Eleven Biotherapeutics Reports Phase 3 Data on Isunakinra (EBI-005) in Allergic Conjunctivitis
-Isunakinra Misses Primary Endpoint of Ocular Itching-
-Company Plans to Advance Development of EBI-031 for Diabetic Macular Edema and Uveitis with an IND Submission Planned for the First Half of 2016-

Cambridge, MA – January 15, 2016 –Eleven Biotherapeutics, Inc. (NASDAQ: EBIO), a clinical-stage biopharmaceutical company discovering and developing protein therapeutics to treat diseases of the eye, today announced top-line results from the Phase 3 clinical trial of its lead drug candidate, isunakinra (EBI-005), for the treatment of severe allergic conjunctivitis. In this trial, there were no statistically significant differences between the isunakinra treated group and the vehicle control group on the primary endpoint of ocular itching or on any secondary endpoints. Isunakinra was generally well tolerated, with 94% of the patients completing the trial and there were no serious adverse events reported.
The multi-center, double-masked, randomized, vehicle controlled Phase 3 clinical trial was designed to evaluate the safety and efficacy of isunakinra for up to four weeks in patients with moderate to severe allergic conjunctivitis in an environmental setting. A total of 258 patients were randomized 1:1 to receive treatment with isunakinra or with vehicle control.
“We are disappointed that isunakinra failed to meet its primary endpoint, and based on these overall results we see no immediate path forward in allergic conjunctivitis,” said Abbie Celniker, PhD, President and CEO of Eleven Biotherapeutics. “Our efforts will be focused on submitting an investigational new drug application (IND) for EBI-031 in diabetic macular edema in the first half of 2016. In addition, we plan to provide an update on our corporate strategy later this quarter during our 2015 year-end financial results conference call.”
Michael Goldstein, MD, Chief Medical Officer of Eleven Biotherapeutics commented, “Despite this outcome, we plan to continue to assess interleukin-1 (IL-1) genotyping in ocular surface diseases by evaluating data from patient subsets in this clinical trial identified to be high producers of IL-1.”
Cash Position
As of December 31, 2015, Eleven had approximately $36.1 million of cash and cash equivalents. As a result of the outcome of this trial, Eleven is required to fund a cash collateral account with Silicon Valley Bank in an amount equal to approximately $15.1 million, representing the outstanding amounts under its loan agreement with Silicon Valley Bank. Eleven Biotherapeutics currently expects its unrestricted cash and cash equivalents will enable the Company to fund its operating plans into the fourth quarter of 2016.

About EBI-031
Eleven Biotherapeutics' most advanced preclinical product candidate is EBI-031 for treatment of diabetic macular edema, or DME, and uveitis. EBI-031 was designed and engineered for intravitreal delivery using the Company’s AMP-Rx platform. EBI-031 is a potent blocker of both free IL-6 and IL-6 complexed to the soluble IL-6 receptor (IL-6R) and has demonstrated a longer vitreal retention time in preclinical models than antibodies and antibody like molecules approved for intravitreal injection. The Company is undertaking manufacturing development work and nonclinical safety studies to support the submission of an investigational new drug application, or IND, to the FDA in the first half of 2016 for the purpose of conducting clinical trials of EBI-031 in DME and uveitis.
About Eleven Biotherapeutics
Eleven Biotherapeutics, Inc. is a clinical-stage biopharmaceutical company with a proprietary protein engineering platform, called AMP-Rx, that it applies to the discovery and development of protein therapeutics to treat diseases of the eye. Eleven’s therapeutic approach is based on the role of cytokines in diseases of the eye, the Company’s understanding of the structural biology of cytokines and the Company’s ability to rationally design and engineer proteins to modulate the effects of cytokines. Cytokines are cell signaling molecules found in the body that can have important inflammatory effects. For more information please refer to the Company's website www.elevenbio.com.
Cautionary Note on Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the Company's strategy, future operations, advancement or maturation of its product candidates and product pipeline, clinical development of the Company's therapeutic candidates, including expectations regarding timing of clinical trials or regulatory submissions, regulatory requirements for initiation of clinical trials and registration of product candidates, the sufficiency of its cash resources and other statements containing the words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "predict," "project," "target," "potential," "will," "would," "could," "should," "continue," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation and conduct of clinical trials, availability and timing of data from clinical trials, whether results of early clinical trials or preclinical studies will be indicative of the results of future trials, the adequacy of any clinical models, uncertainties associated with regulatory review of clinical trials and applications for marketing approvals and other factors discussed in the "Risk Factors" section of the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2015 as filed with the Securities and Exchange Commission and other reports on file with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's views as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date hereof.

Contact:
Leah Monteiro
Eleven Biotherapeutics
Leah.Monteiro@elevenbio.com
617-714-0619